Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of ADMA Biologics, Inc. on Form S-3 of our report dated March 28, 2014, on our audits of the consolidated financial statements of ADMA Biologics, Inc. as of, and for the years ended, December 31, 2013 and 2012, which report is included in the Annual Report on Form 10-K of ADMA Biologics, Inc. for the year ended December 31, 2013. We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Roseland, New Jersey
November 24, 2014